EXHIBIT 23.16



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated October 5, 1998 with respect to the balance sheet as of July 30, 1998 of McMoRan Exploration Co. including in this registration statement, and to all \ references to our Firm included in this registration statement.




                                            /s/Arthur Andersen LLP



New Orleans, Louisiana
October 6, 1998